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                                                                 EXHIBIT 11.1



                     FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE


     Net income applicable to common and common equivalent shares and the weighted average number of shares used in the calculation of earnings per share for the three- and six-month periods ended November 30, 1997 and 1996 were as follows (in thousands, except per share amounts):

                                          Three Months         Six Months
                                        Ended November 30,  Ended November 30,
                                        ------------------  ------------------
                                          1997      1996      1997      1996
                                        --------  --------  --------  --------

Net income applicable to common
 and common equivalent shares . . . .   $107,015  $103,717  $250,272  $165,667
                                        --------  --------  --------  --------
                                        --------  --------  --------  --------

Average shares of common stock
 outstanding. . . . . . . . . . . . .    115,110   113,958   115,040   113,901
Common Equivalent Shares:
 Assumed exercise of outstanding
   dilutive options . . . . . . . . .      6,895     5,624     6,947     5,428
 Less shares repurchased from
   proceeds of assumed exercise
   of options . . . . . . . . . . . .     (4,092)   (4,450)   (4,359)   (4,296)
                                        --------  --------  --------  --------

Average common and common
 equivalent shares . . . . . . . . .     117,913   115,132   117,628   115,033
                                        --------  --------  --------  --------
                                        --------  --------  --------  --------

Earnings per share . . . . . . . . .    $    .91  $    .90  $   2.13  $   1.44
                                        --------  --------  --------  --------
                                        --------  --------  --------  --------

   The computation of the number of shares repurchased from the proceeds of the assumed exercise of outstanding dilutive options is based upon the average market price of the Company's common stock during the periods. Common equivalent shares are excluded in periods in which their assumed exercise would have an anti-dilutive effect.

   Fully diluted earnings per share are substantially the same as earnings per share.